SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 6, 2014

Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On November 6, 2014, Discovery Laboratories, Inc. (the “Company”) issued a press release highlighting the results of operations for the quarter ended September 30, 2014, and providing a business update. The press release is attached as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 2.02 of this Current Report on Form 8-K and Exhibit 99.1 hereto relating to the announcement of the results of operations for the quarter ended September 30, 2014 and all other matters except for those discussed under Item 8.01 below shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in any such filings.

Item 8.01. Other Events.

On November 6, 2014, the Company issued a press release highlighting the results of operations for the quarter ended September 30, 2014 and providing an update on its development programs. For the fourth quarter of 2014, the Company anticipates operating cash outflows of approximately $11 million, before taking into account any financing activities. The press release also provides certain program updates relating to SURFAXIN®(lucinactant) and the Company’s AEROSURF® phase 2 clinical program.

AEROSURF clinical program update:
The Company is conducting a phase 2a clinical trial, which is an open label, single-dose study with the primary goal of evaluating the safety and tolerability of aerosolized KL4 surfactant drug product administered in escalating inhaled doses in 42 premature infants 29 to 34 weeks gestational age (GA) who are receiving nasal continuous positive airway pressure (nCPAP) for respiratory distress syndrome (RDS), compared to infants receiving nCPAP alone. In addition, the Company hopes to demonstrate that drug is being effectively delivered into the lungs. If safety and tolerability are demonstrated in the phase 2a clinical trial, the Company will be able to proceed with a phase 2b clinical trial. The design of the phase 2b clinical trial will be informed by the results of the phase 2a clinical trial. The primary objective of the phase 2b trial will be to determine the optimal dose and estimate the expected efficacy margin for the planned phase 3 clinical trial focused on safety and efficacy.

The Company is conducting the phase 2a clinical trial at four sites and is currently in the second half of the planned enrollment. The rates of enrollment have been slower than expected. The Company has implemented preparatory activities for the planned phase 2b clinical trial and, through this process, has identified four new clinical sites that will begin enrolling patients in the phase 2a clinical trial beginning in November 2014. The Company expects that these eight sites, based on their experience and knowledge of AEROSURF from the phase 2a program, will be positioned to be transitioned to the next phase of the clinical program.

The AEROSURF phase 2a clinical trial is an open-label study, which has allowed the Company visibility into selected outcomes of premature infants participating in the trial. These observations are not predictors of the trial results and may not continue to be accurate for the duration of the trial. The Company’s novel capillary aerosol generator (CAG) has performed well in the clinic thus far. Clinically, the infants appear to be tolerating the aerosol well and the clinicians using the CAG report a positive experience and remain enthusiastic about the study. Additionally, they have observed that some infants after treatment with AEROSURF are showing evidence that suggests aerosolized KL4 surfactant is getting into the lung. In both treatment groups we have observed known complications of prematurity expected in this patient population. We have seen numerically more pneumothoraces in the AEROSURF treated group, at a rate within the range reported for this population in the medical literature. Otherwise, the adverse event profile of the AEROSURF-treated group is comparable to the control group. These data have been reviewed with our medical advisors, expert consultants and Safety Review Committee members, and they will continue to do so as the trial proceeds.

Based upon the Company’s most recent assessment of the clinical trial plan, the Company now anticipates completion of the phase 2a clinical trial in the first quarter of 2015, and completion of the phase 2b clinical trial in the first half of 2016.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated November 6, 2014

Cautionary Note Regarding Forward-looking Statements:

To the extent that statements in this Current Report on Form 8-K are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company’s product development , cash flows, future revenues, the timing of planned clinical trials or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this Current Report are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Such risks and others are further described in the Company's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto. Any forward-looking statement made by us in this Current Report on Form 8-K is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

By	/s/ John G. Cooper
Name:	John G. Cooper
Title:	President and Chief Executive Officer

Date: November 6, 2014